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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                              THE BRAZIL FUND, INC.
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                (Name of Registrant as Specified In its Charter)

                             CARROUSEL CAPITAL LTD.
                             THE CARROUSEL FUND LTD.
                          THE CARROUSEL FUND II LIMITED
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             CARROUSEL CAPITAL LTD.
                              203-205 Brompton Road
                                 London SW3 1LA
                    Tel: 44 20 7823 7044 Fax: 44 20 7591 3829

                          WHAT IS THE BOARD AFRAID OF?

                                   YOUR VOTE!


                                                             June 24, 2004


Dear Fellow Stockholder of The Brazil Fund, Inc. (the "Fund"):


         With only a short time left to go before the Fund's annual meeting scheduled for July 7, 2004, it's time to cut through the rhetoric of the Fund's Board of Directors (the "Board") and focus on the serious issues we have raised in this proxy contest. We urge you to join with us in voting on the GOLD proxy card TO WITHHOLD AUTHORITY for the election of each of the Fund's nominees to the Board. Even if you have already voted for the Fund's nominees, you have every right to change your vote TO WITHHOLD AUTHORITY for the election of the Fund's nominees. Remember, only your latest dated proxy counts.


                 WHY THE FUND'S NOMINEES DESERVE A WITHHOLD VOTE

         The Board has trampled on stockholder rights. In its letter to you dated June 14, 2004 (the "Letter"), the Board tells you "The Brazil Fund is your company." That sounds nice, but does the Board really care about what stockholders want? On the contrary, the Board appears to regard the Fund as its very own fiefdom and is determined to impede the exercise of stockholder democracy. In February, the Board, without stockholder approval, raised the requirement for calling a special meeting of stockholders from 25% to 50% of the outstanding shares--a level that is far more difficult to achieve. Is it a coincidence that the Board took this action when its members knew that one of the Fund's stockholders held (and still holds) in excess of 20% of the Fund's shares?

         What is this Board afraid of? You should ask yourself why the Board would seek to restrict stockholder rights in such a manner unless it was concerned that the holders of a substantial percentage of stock are unhappy with its management of the Fund.

         The Fund lacks true commitment to good corporate governance and a genuinely independent board. In the Letter, the Board praises itself for its claimed commitment to "good corporate governance" and "independent oversight." That sounds nice too, but does this give you an accurate picture?

         You should be aware that:

     o Each "independent" director of the Fund also serves on the board of directors of The Korea Fund, the Scudder New Asia Fund and The Scudder Global High Income Fund.






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     o   Deutsche Investment Asset Management Americas, Inc. ("DeIM") is the
         investment manager of the Fund, The Korea Fund, the Scudder New Asia Fund and The Scudder Global High Income Fund.

     o In fiscal year 2003, the "independent" directors of the Fund received, as a group: (a) $116,772 from the Fund, (b) $171,819 from The Korea Fund, (c) $122,653 from the Scudder New Asia Fund, and (d) $103,451 from The Scudder Global High Income Fund.

     o Each "independent" director has received fees from DeIM in connection with his/her service as a director of the Fund, The Korea Fund, the Scudder New Asia Fund and The Scudder Global High Income Fund.

         Do these relationships sound like "good corporate governance" and "independent oversight" to you?

         The Board has failed to address the Fund's substantial and persistent discount to NAV. In the Letter, the Board tells you that it "regularly and carefully" reviews the discount from net asset value ("NAV") at which the shares of the Fund trade. What the Board doesn't tell you is what steps it proposes to take in the future to narrow the Fund's double digit discount to NAV.

         Considering that the average weekly discount to NAV (as published by Bloomberg) at which the Shares traded was 18.7% over the past five years and the Board has not publicly proposed any actions that, in our view, are likely to be successful in reducing the discount, we highly doubt that the Board will take any such actions on its own in the near future unless it is sent a strong message by the stockholders, such as a large WITHHOLD vote at the Fund's annual meeting.

         The Board has misrepresented Carrousel's position with respect to the discount. In the Letter, the Board claims that "Carrousel is advocating excessive repurchases by the Fund" of the Fund's shares and explains why it believes such a plan would be bad for the Fund. WE HAVE NOT ADVOCATED ANY SPECIFIC REPURCHASE PROGRAM OR RECOMMENDED ANY SPECIFIC LEVEL OF REPURCHASES. OUR POSITION IS CLEAR. WE BELIEVE AND HAVE STATED THAT THE FUND SHOULD CONSIDER INSTITUTING A MEANINGFUL SHARE REPURCHASE PLAN. WE HOPED THAT THE BOARD, GIVEN AN OPPORTUNITY TO DO SO, WOULD CREATE AN EFFECTIVE PLAN THAT WOULD ALLOW ALL STOCKHOLDERS (REGARDLESS OF SIZE) THE OPPORTUNITY TO SELL A SUBSTANTIAL PORTION OF THEIR SHARES AT OR NEAR NAV. HOWEVER, THE BOARD HAS APPARENTLY CHOSEN NOT TO DO SO AND HAS INSTEAD CHOSEN TO ATTACK THE MESSENGER.

         The fact that the Board would pick a specific plan to attack and misleadingly call it "Carrousel's Program" even when we didn't propose it is another clear sign to us that it will never be serious about reducing the discount unless it is forced to do so by the stockholders.

         Perhaps the Board's position is a result of the fact, as we pointed out in our June 15, 2004 letter to the Fund, that certain strategic alternatives for reducing the discount may make the Fund smaller and may result in a reduction of DeIM's fees.




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         When will the Board get the message? In the Letter, the Board boasts that "the Fund has achieved superior investment results." While the Fund has certainly outperformed its peers over the long-term, according to the Letter, the Fund has meaningfully underperformed its benchmark (i.e., the Bovespa Index) over the past year (measured as of April 30th). In addition, we note that the stockholders benefit only when the price of their shares increase AND there is a "liquid" market to sell their shares. To date, we believe that the Board has not been able to provide the stockholders with a means for maximizing the value and liquidity of their shares.

         A Word About the ISS Recommendation. We note that Institutional Shareholder Services ("ISS"), an advisory firm, has recommended that stockholders vote for management's nominees. In our view, ISS has seriously missed the mark by placing too little emphasis on the egregious failure of the Board to respond to stockholder wishes and to promote good corporate governance. The Board should be held accountable for its failure to take or propose any actions to narrow the discount to NAV and for implementing a by-law amendment designed to thwart stockholder democracy. While we do not agree with ISS's positive assessment of the Fund's performance, we believe that the Fund's performance primarily reflects the investment decisions of the Fund's investment advisor. The Board should be focusing more of its attentions on the desires of the Fund's stockholders and promoting the exercise of stockholder rights. The Board has failed you in each of these respects.

         Do not let management off the hook, even if ISS did in its opinion. We urge you to VOTE TO WITHHOLD AUTHORITY for the election of each of the Fund's nominees to the Board and send the strongest possible message to the Board that you want representatives on the Board who will listen to stockholders' concerns and be committed to narrowing the discount to NAV.


                       TAKE ADVANTAGE OF THIS OPPORTUNITY
                      TO SEND A STRONG MESSAGE TO THE BOARD

         We are spending our own money to fund this campaign because we believe it is imperative that the following strong message be sent to the Board: stockholders of the Fund want to see significant steps taken to reduce the discount and maximize stockholder value. Take advantage of this opportunity to make your voice heard. VOTE GOLD! VOTE WITHHOLD!

         Thank you for your consideration.

                                                Sincerely yours,

                                                /s/ Bruno Sangle-Ferriere
                                                Bruno Sangle-Ferriere
                                                Director
                                                Carrousel Capital Ltd.




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IF YOU HOLD YOUR SHARES IN THE NAME OF A BROKERAGE FIRM AND YOU WISH TO VOTE TO
WITHHOLD AUTHORITY, YOU MUST SEND IN YOUR PROXY TO BE COUNTED.

IF YOU DO NOT RETURN ANY PROXY, YOUR BROKERAGE FIRM MAY BE ALLOWED TO VOTE YOUR SHARES. BY CUSTOM AND PRACTICE, BROKERS WILL VOTE UNINSTRUCTED CLIENT SHARES FOR MANAGEMENT'S NOMINEES.

PLEASE TAKE ACTION AND VOTE WITHHOLD ON THE GOLD PROXY CARD. FAILURE TO RETURN ANY VOTING INSTRUCTION MAY RESULT IN YOUR SHARES BEING VOTED BY YOUR BROKER FOR MANAGEMENT'S NOMINEES EVEN IF THAT ISN'T YOUR INTENTION.

FOR ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, MORROW & CO., INC. AT (800) 607-0088; BANKS AND BROKERS CALL COLLECT (212) 754-8000.


                            VOTE GOLD! VOTE WITHHOLD!


                                   THANK YOU,


                                    CARROUSEL

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                          INTERNET AND TELEPHONE VOTING

HOLDERS IN MANY BANKS AND BROKERAGE FIRMS WILL BE ABLE TO VOTE THROUGH THE INTERNET OR BY TOLL-FREE TELEPHONE. INSTRUCTIONS FOR INTERNET AND TELEPHONE VOTING IN MOST CASES WILL BE INCLUDED ON THE ENCLOSED GOLD VOTING FORM. TIME IS SHORT. THE ANNUAL MEETING IS JULY 7TH. PLEASE TAKE ADVANTAGE OF THE INTERNET OR TELEPHONE VOTING SYSTEM AND VOTE YOUR GOLD PROXY TODAY.








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